Exhibit 10.2
NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY
AND ARBITRATION AGREEMENT

Republic Services, Inc. (“Company”) and Jon Vander Ark, Employee ID No. 719051583 (“Executive”) enter into this Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement (“Agreement”), effective May 1, 2019 (“Effective Date”). Company and Executive are collectively referred to as the “Parties” in this Agreement. The Parties agree as follows:

1. Consideration Executive Will Receive Under This Agreement. The Parties recognize that in order for Executive to perform duties on behalf of Company, Executive needs to manage, use or otherwise have access to Confidential Information (as defined below). Accordingly, Company agrees to provide Executive with access to Confidential Information, subject to the terms and conditions of this Agreement. Executive agrees that, in exchange for Company providing Executive with access to Confidential Information, Executive’s eligibility to participate in Company’s Executive Separation Policy or any successor or similar policy maintained by Company for the benefit of similarly situated employees, and Company’s agreement to employ Executive on an at-will basis, Executive accepts all of the terms and conditions contained in this Agreement.

2. General Duties. Executive will be entrusted with significant responsibility for managing aspects of Company’s business. Executive also acknowledges that, due to the confidential nature of Executive’s job responsibilities, Executive will be entrusted with significant responsibility for managing, using and otherwise handling Confidential Information (as defined below). Accordingly, Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to refrain from doing or saying anything to a third party or subordinate that injures Company.

3. Confidentiality Obligations.

3.1 For purposes of this Agreement, “Confidential Information” means Company’s non-public, confidential, and/or proprietary information which includes, but is not limited to: information that would qualify as a trade secret; customer lists and agreements; customer service information; names of customer contacts and the identities of decision-makers; marketing plans; development plans; formulas; price data; cost data; price and fee amounts; pricing and billing policies; quoting procedures; marketing techniques; forecasts and forecast assumptions and volumes; information regarding Company’s actual or potential customers, suppliers or other vendors; information about Company’s routes, territories or target markets; Company’s internal personnel and financial information, including purchasing and internal cost information and information about the profitability of particular operations; internal sales, service and operational manuals, policies and procedures; information regarding the manner and methods of conducting Company’s business; information about Company’s future plans, potential acquisition, divestiture and other strategies; information about Company’s landfill development plans, landfill capacities, special projects and the status of any permitting process or investigation; information that gives Company a competitive business advantage, or the opportunity of obtaining such an advantage, or the disclosure of which could be detrimental to Company’s interests; and other non-public information that is not generally known outside Company.

3.2 As a direct consequence of Executive’s access to Confidential Information, Executive agrees to the following restrictions and further agrees that such restrictions are reasonable:

(a) During Executive’s employment with Company and after Executive’s employment ends, Executive will not disclose Confidential Information to any person or entity either inside or outside of Company within the United States or any other territory, province or location in which Company conducts business other than as necessary in carrying out Executive’s duties and responsibilities for Company, nor will Executive use, copy or transfer Confidential Information other than as necessary in carrying out Executive’s duties and responsibilities for Company, without first obtaining Company’s prior written consent. Nothing in this Agreement prohibits Executive from providing information to any administrative or governmental agency, or from testifying under the power of a subpoena issued from a court of competent jurisdiction. In the event a court concludes that the above post-employment restriction is unreasonable, Executive’s obligations under this Section 3.2(a) will expire five (5) years after Executive’s employment with Company ends.

(b) During Executive’s employment with Company, Executive agrees not to use or disclose any previously obtained trade secret, proprietary or confidential information that Executive received from a prior employer or another third party.

(c) Executive agrees that all patents, trademarks, copyrights, trade secrets, inventions, discoveries, developments, know how, writings, computer programs, improvements, concepts, techniques, designs, data, processes, systems, domain names, works of authorship, or any other type of intellectual property right, wholly or partially, conceived, made, developed or created, solely or with any third party, in the course of Executive’s employment with Company or using Company’s resources, that relates in any manner to the actual or reasonably anticipated business, research or development of Company, or that is suggested by Company, or results from matters of which Executive is aware of as a result of Executive’s employment with Company, or from any task assigned to Executive or work performed by Executive for or on behalf of Company (“Intellectual Property”), is the sole and exclusive property of Company. In order to further protect Company, Executive agrees to promptly make full written disclosure to Company of, and hereby assigns and transfers to Company, and Company’s legal representatives, successors and assigns, all of Executive’s right, title and interest in any and all Intellectual Property (everywhere in the world) that Executive, either solely or jointly with others, conceives, makes, acquires, suggests, reduces to practice, or otherwise creates during Executive’s employment with Company (or within six months later provided Executive’s work product was a result solely of Executive’s employment with Company) or using Company’s resources. In addition, both during and after Executive’s employment with Company ends, Executive agrees to execute and deliver all documents as Company may request in order to effectuate such assignment, obtain, maintain and enforce any of the intellectual property rights described above or to carry out the intent of this Agreement. Nothing in this Agreement applies to any Intellectual Property for which no Company equipment, supplies, facility or Confidential Information was used and which was developed on Executive’s own time, and which does not relate directly to the business of Company or to Company’s actual or demonstrably anticipated research or development, and which does not result from any work performed by Executive for Company. Executive confirms that, except for that which Executive previously disclosed to Company in writing, Executive has no Intellectual Property that was made by Executive prior to Executive’s employment with Company that belongs to Executive and which relates to Company’s current or proposed business, services, products, or research and development. Executive further confirms that nothing in this Agreement is intended to grant Executive any rights in or to Company’s Intellectual Property. Executive also agrees to keep and maintain adequate and current written records of all Intellectual Property developed by Executive (solely or jointly with others) during Executive’s employment with Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of Company at all times. Executive agrees not to remove such records from Company except as expressly permitted by Company policy which may, from time to time, be revised at the sole discretion of Company.

(d) When Executive’s employment with Company ends, or at the earlier request of Company, Executive agrees to immediately return to Company all Company property in Executive’s possession, custody or control, including anything containing Confidential Information, such as documents, papers, files, records, reports, binders, notebooks, books, notes, calendars, plans, drawings, specifications, blueprints, studies, photographs, video recordings, audio recordings, computers, tablets, smartphones, mobile telephones, drives, discs, Blackberry devices, iOS devices, Windows devices, Android devices, and any other devices used to store electronic data whether made by Executive or which came into Executive’s possession concerning the business or affairs of Company, including any and all electronic copies and/or hard-copies. Upon Company’s request, Executive agrees to provide Company with a written acknowledgment confirming that Executive has returned all Company property and Confidential Information.

4. Non-Competition and Non-Solicitation Obligations.

4.1 Definitions.

(a) “Non-hazardous Solid Waste Management” means the collection, hauling, disposal or recycling of non-hazardous refuse, and any other services or products offered, conducted, authorized or provided by Company during the last two (2) years of Executive’s employment.

(b) “Principal Competitor” means: (1) Waste Management, Inc.; (2) Waste Connections, Inc.; (3) Progressive Waste Solutions, Ltd.; (4) Advanced Disposal Services, Inc.; (5) Casella Waste Systems, Inc.; or (6) any other public or private business (including their predecessors, successors, parents, subsidiaries, or affiliate operations) conducting Non-hazardous Solid Waste Management in three (3) or more states, territories or provinces in which Company conducts business.

(c) “Competitor” means any public or private business that provides Non-hazardous Solid Waste Management in any state, territory, province or other location in which Company conducts business.

(d) “Render Services” means any of the following activities, whether done directly or through others, whether done in person or through telephonic, electronic, or some other means of communication, and whether done as a principal, owner, director, officer, agent, employee, partner, member, contractor or consultant: (1) performing any kind of services, functions, duties or actions (including, but not limited to, sales, marketing, brokering, supervision and/or management) related to Non-hazardous Solid Waste Management; (2) developing, managing, analyzing, processing or otherwise handling data or information related to Non-hazardous Solid Waste Management; (3) developing, managing, analyzing, processing or otherwise handling data or information related to the potential or actual acquisition of businesses that engage in Non-hazardous Solid Waste Management, or participating in any decision, or developing, or implementing any strategy, to acquire such businesses; (4) conducting, participating in, or otherwise assisting any review of the prices/rates charged by Company, whether in connection with an initial contract bid, a contract extension or a request for a price/rate increase; (5) soliciting, requesting, reviewing, analyzing or otherwise handling Confidential Information about the costs (including SG&A or operational), revenues or profit margins of Company; (6) determining, advising or recommending whether to award a contract to Company, extend a contract with Company or whether, and to what extent, Company may increase its prices/rates; or (7) performing any activities that are the same as, or substantially similar to, the duties and functions Executive performed for Company at any time during the last two (2) years of Executive’s employment.

(e) “Solicit” means any direct or indirect interaction between Executive and another person or entity that takes place in an effort to develop or further a business relationship.

(f) “Material Contact” exists with any customers or potential customers of Company with whom Executive dealt, whose dealings with Company were coordinated or supervised by Executive, about whom Executive obtained Confidential Information, or who received Non-hazardous Solid Waste Management services or products from Company and for which Executive received compensation, commission or earnings during the last two (2) years of Executive’s employment.

(g) “Facility” means the physical location at which Company owns, leases or operates: (1) an office, workplace or other location where Company conducts business; (2) a collection operation; or (3) a post-collection operation (including, but not limited to, landfills, transfer stations, material recovery facilities, recycling facilities and compost facilities).

4.2 Prohibition Against Competition. During Executive’s employment with Company, and for two (2) years after Executive’s employment ends, Executive will not Render Services on behalf of any Principal Competitor, or any Competitor, within any state, territory, province or other location in which Company conducts business. In the event a court concludes that the above post-employment restriction is unreasonable, Executive agrees that, for eighteen (18) months after Executive’s employment ends, Executive will not Render Services on behalf of any Principal Competitor, or any Competitor, within fifty (50) miles of any Facility.

4.3 Prohibition Against Solicitation.

(a) During Executive’s employment with Company, and for two (2) years after Executive’s employment ends, Executive will not Solicit on behalf of any Principal Competitor, or any Competitor, any customers or potential customers of Company with whom Executive had Material Contact. In the event a court concludes that the above post-employment restriction is unreasonable, Executive will not Solicit on behalf of any Principal Competitor, or any Competitor, any customers or potential customers of Company with whom Executive had Material Contact for eighteen (18) months after Executive’s employment with Company ends.

(b) During Executive’s employment with Company, and for two (2) years after Executive’s employment ends, Executive will not Solicit any employee, consultant, agent or independent contractor of Company to obtain employment with or perform services for another person or entity including, but not limited to, a Principal Competitor or a Competitor, to the detriment of Company. This restriction is limited to any employee, consultant, agent or independent contractor of Company that Executive had contact with during Executive’s employment or with whom Executive had knowledge of by virtue of Executive’s access to Confidential Information. In the event a court concludes that the above post-employment restriction is unreasonable, Executive will not Solicit any employee, consultant, agent or independent contractor of Company to obtain employment with or perform services for another person or entity including, but not limited to, a Principal Competitor or a Competitor, to the detriment of Company for eighteen (18) months after Executive’s employment with Company ends.

5. Obligation to Avoid Conflicts of Interest. During Executive’s employment with Company, Executive agrees to abide by Company’s Conflicts of Interests policy, which includes not becoming involved, directly or indirectly, in a situation that a reasonable person would recognize to be a conflict of interest with Company. If Executive discovers, or is informed by Company, that Executive has become involved in a situation that is an actual or likely conflict of interest, Executive will take immediate action to eliminate the conflict. Company’s determination as to whether or not a conflict of interest exists will be conclusive.

6. Notice to New Employers. During Executive’s employment with Company, and for two (2) years after Executive’s employment ends, Executive agrees to provide a copy of this Agreement to any prospective employer before accepting any offer of employment. If Executive accepts an offer of employment with any Principal Competitor or any Competitor, Executive agrees to provide Company with notice of Executive’s acceptance within seven (7) days after Executive accepts the offer of employment.

7. Judicial Modification. If a court determines that any of the provisions in Sections 2, 3, 4, 5 or 6 of this Agreement are overbroad or unenforceable, the Parties expressly authorize the court to modify or strike the provision and impose the broadest restrictions permissible under the law, without affecting any other provision of this Agreement.

8. Company Affiliates. The Parties expect that some or all of the duties or responsibilities of Company under this Agreement may be satisfied by its parent, subsidiary, related or successor companies (“Affiliates”). Accordingly, Executive acknowledges that the discharge of any duty or responsibility of Company under this Agreement by one or more of its Affiliates discharges Company’s duty or responsibility in that regard. Executive further acknowledges that Executive’s obligations under this Agreement will be owed to Company and its Affiliates (collectively referred to as “Company” in this Agreement).

9. Injunctive Relief. The Parties agree that, if Executive breaches any of the provisions in Sections 2, 3, 4, 5 or 6 of this Agreement, Company will suffer immediate and irreparable harm and that, in the event of such breach, Company will have, in addition to any and all remedies of law, the right to an injunction, specific performance and other equitable relief. Additionally, to provide Company with the protections it has bargained for in this Agreement, any period of time in which Executive has been in breach will extend, by that same amount of time, the time for which Executive should be prevented from further breaching the promises Executive made in Sections 2, 3, 4, 5 and 6 of this Agreement.

10. Assignment. Company may assign this Agreement upon written notice to Executive. Executive’s rights and obligations under this Agreement are personal to Executive and may not be assigned.

11. Waiver of Breach. The waiver by any Party of a breach of any provision of this Agreement will neither operate nor be construed as a waiver of any subsequent breach.

12. Attorneys’ Fees and Costs. The Parties agree that, if Executive breaches any term of this Agreement, Company will be entitled to recover the attorneys’ fees and costs it incurs enforcing this Agreement.

13. Governing Law, Jurisdiction and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Arizona. Additionally, the Parties agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over them to hear all disputes arising under, or related to, this Agreement and that venue will be proper only in Maricopa County, Arizona.

14. Arbitration. With the sole exception of any breach by Executive of the obligations Executive assumed under Sections 2, 3, 4, 5 and 6 of this Agreement (the breach of which permits Company to obtain judicial relief due to the exigent circumstances presented by such a breach), all other alleged breaches of this Agreement, or any other dispute between the Parties arising out of or in connection with Executive’s employment with Company will be settled by binding arbitration to the fullest extent permitted by law. This Agreement to arbitrate applies to any claim for relief of any nature, including, but not limited to, claims of wrongful discharge under statutory or common law; employment discrimination based on federal, state or local statute, ordinance or governmental regulations, including, but not limited to, discrimination prohibited by Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family Medical Leave Act, and the Fair Labor Standards Act; claims of retaliatory discharge or other acts of retaliation; compensation disputes; tortious conduct; contractual violations; ERISA violations; and other statutory and common law claims and disputes, regardless of whether the statute was enacted or whether the common law doctrine was recognized at the time this Agreement was signed.

The Parties understand that they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation) because of the mutual advantages this forum offers, and are waiving their right to have their disputes (except as to alleged breaches of Sections 2, 3, 4, 5 and 6 of this Agreement) resolved in court. This substitution involves no surrender, by either Party, of any substantive, statutory or common law benefit, protection or defense.

The Parties agree that the arbitration proceeding will be conducted in Maricopa County, Arizona in accordance with the National Rules for the Resolution of Employment Disputes (National Rules) of the American Arbitration Association (AAA) in effect at the time a demand for arbitration is made. One arbitrator shall be used and he or she shall be chosen by mutual agreement of the Parties. If the Parties cannot agree on the selection of an arbitrator after thirty (30) days, an arbitrator shall be chosen by the AAA pursuant to its National Rules. The arbitrator shall coordinate and, as appropriate, limit all pre-arbitration discovery. However, the Parties shall have the right to obtain discovery through appropriate document requests, information requests, and depositions. The arbitrator shall issue a written decision and award, stating the reasons for the award. The decision and award shall be exclusive, final, and binding on the Parties, their heirs, executors, administrators, successors, and assigns.

Company will pay all costs and expenses associated with the arbitration, except for the filing fees and costs that would have been required had the proceeding been initiated and maintained in a state or federal court located in Maricopa County, Arizona, which fees and costs Executive agrees to pay. Each Party agrees to pay their own respective attorneys’ fees and expenses throughout the arbitration proceeding. The arbitrator may award the successful Party its attorneys’ fees and expenses at the conclusion of the arbitration and any other relief provided by law.

15. Entire Agreement, No Oral Amendments. This Agreement replaces and merges all previous agreements and discussions relating to the subjects addressed in this Agreement and it constitutes the entire agreement between the Parties in that regard. This Agreement may not be modified except by a written agreement signed by Executive, or Executive’s representative, and an authorized representative of Company.

Executive, intending to be bound, executes this Agreement as of the Effective Date.

EXECUTIVE

/s/ Jon Vander Ark
Jon Vander Ark